Exhibit 99.1

Investor Relations Contact:	Media Contact:
Brian Tanner, Hawaiian Telcom	Scott Simon, Hawaiian Telcom
(808) 546-3442	(808) 546-5466

For Immediate Release

Hawaiian Telcom Announces Completion of Amendment and Extension of $30 Million Revolving Credit Facility

HONOLULU (Thursday, October 6, 2011) — Hawaiian Telcom Holdco, Inc. (NASDAQ: HCOM) announced today the successful completion of an amendment and extension of its $30 million revolving credit facility.

“We are very pleased with the execution of this transaction as it extends the maturity profile of our revolver and strengthens the overall liquidity position of the Company,” said Eric. K. Yeaman, Hawaiian Telcom’s president and CEO.  “We appreciate the support of our local banking partner, First Hawaiian Bank, on this transaction and the confidence they have in our ability to execute our strategic plan.”

The terms of the amended $30 million undrawn revolving credit facility have remained substantially the same, but the Company has extended its maturity to October 3, 2015.

About Hawaiian Telcom

Hawaiian Telcom Holdco, Inc., headquartered in Honolulu, is Hawaii’s leading provider of integrated communications solutions for business and residential customers. With roots in Hawaii beginning in 1883, the Company offers a full range of services including voice, Internet, data, wireless, and advanced communication and network services supported by the reach and reliability of its network and Hawaii’s only 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom provides an Always OnSM customer experience.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian

Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s 2010 Annual Report on Form 10-K. The information contained in this release is as of October 6, 2011. It is anticipated that subsequent events and developments may cause estimates to change.

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